Exhibit 10.12

Infinity

Pharmaceuticals

Effective as of March 31, 2006

Steven H. Holtzman

115 Powers Road

Sudbury, MA 01776

Dear Steve:

Reference is hereby made to that certain Stock Restriction Agreement (the “Stock Restriction Agreement”) dated June 16, 2004 between Infinity Pharmaceuticals, Inc. (the “Company”) and you, pursuant to which the Company issued and sold to you an aggregate of 700,000 shares (the “Shares”) of common stock, $.0001 par value per share (the “Common Stock”), of the Company. As of April 1, 2006, 568,750 Shares (the “Vested Shares”) had vested and were no longer subject to the Purchase Option (as defined in the Stock Restriction Agreement).

The aggregate purchase price for the Shares was paid by you by delivery of that certain Secured Promissory Note and Pledge Agreement dated as of June 16, 2004 in the principal amount of $341,910 (the “Promissory Note”), except that the aggregate par value of the Shares was paid by you by check. As of March 31, 2006, you owe the Company an aggregate of $364,874.24, representing the entire principal amount and accrued interest due under the Promissory Note.

By signing below, (a) the Company hereby agrees to forgive, as of the date hereof, the entire principal amount and accrued interest owed by you to the Company pursuant to the Promissory Note and (b) in exchange therefor, you agree that, as of April 1, 2006, (i) 66,500 of the Vested Shares (the “Forgiveness Shares”), which were issued to you pursuant to the Stock Restriction Agreement, shall be subject to a right of repurchase in favor of the Company for a period of twenty-four months following April 1, 2006 and (ii) in furtherance of the foregoing, such Forgiveness Shares shall become Unvested Shares (as defined in the Stock Restriction Agreement) as of April 1, 2006, and shall be subject to all of the terms and conditions applicable to Unvested Shares, including the Purchase Option and vesting schedule, set forth in the Stock Restriction Agreement.

By signing below, you also acknowledge that the forgiveness of the principal and interest on the Promissory Note will constitute compensation income to you and will be subject to federal, state and local withholding taxes. The forgiveness will not be effective unless and until you provide the Company with cash equal to the withholding taxes payable, or you make other provisions satisfactory to the Company for the payment of the withholding taxes payable.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Controller

Agreed and acknowledged as of the date first written above.

/s/ Steven H. Holtzman
Steven H. Holtzman

Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139

tel: 617.453.1000 fax: 617.453.1001 www.ipi.com